Exhibit 99.1

         Uranium Resources, Inc. Announces Favorable Nuclear Regulatory
                Commission Decision for the New Mexico Projects

     LEWISVILLE, Texas--(BUSINESS WIRE)--May 17, 2006--Uranium Resources, Inc. (OTCBB:URRE) announced today that the United States Nuclear Regulatory Commission affirmed the determination of the Atomic Safety and Licensing Board ("ASLB") that radiation levels from operations at the Company's Crownpoint Uranium Project in New Mexico would be a small fraction of the regulatory limits and will not be inimical to public health and safety. The NRC decision affirmed the ASLB's rejection of challenges by intervenors that concludes that air emissions do not provide a basis for invalidating or amending HRI's license to perform ISL uranium mining at the Crownpoint Project.
     This is third in a series of decisions related to the licensing of the Company's Crownpoint Uranium Project. In the previous two decisions the ASLB similarly rejected challenges by intervenors and upheld the Company's NRC license, concluding, among other things, that the Company had demonstrated by a preponderance of the evidence that the challenges relating to groundwater protection, groundwater restoration, surety estimates and cultural resources do not provide a basis for invalidating the Company's license to perform ISL uranium mining. All appeals in those decisions were rejected by the NRC.
     Paul K. Willmott, President of the Company, stated that he was pleased with the decision by the NRC. This decision continues to affirm that the Company's ISL mining plans in New Mexico are protective to public health and safety and to the environment including groundwater and cultural resources. With the NRC litigation now winding down, the Company and its partner ITOCHU Corporation are well positioned to pursue development of the Churchrock property. Mr. Willmott also noted that modern ISL uranium recovery technology represents an acceptable and safe alternative to traditional mining methods historically used to recover uranium in New Mexico.

     This press release is qualified in its entirety by, and should be read in conjunction with, the more detailed information and any financial data incorporated herein by reference to the Company's reports filed with the Securities and Exchange Commission under the Securities Act of 1934. Except for historical information contained in this press release, the matters discussed herein may contain forward-looking statements, made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including the management's expectations regarding the Company's reserves and mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico and planned dates for commencement of production at such properties. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from management's expectations. Key factors impacting current and future operations of the Company include the spot price of uranium, weather conditions, operating conditions at the Company's mining projects, government regulation of the mining industry and the nuclear power industry, the world-wide supply and demand of uranium, availability of capital, timely receipt of mining and other permits from regulatory agencies and other matters indicated in "Cautionary Statement," found in the Company's Annual Report, incorporated herein by reference.

     Uranium Resources, Inc. is a Dallas area based uranium-mining company whose shares are quoted on the OTC Bulletin Board under the symbol URRE. The Company specializes in in-situ solution mining and holds mineralized uranium materials in South Texas and New Mexico.


     CONTACT: Uranium Resources, Inc., Lewisville
              Paul K. Willmott, 972-219-3330
              or
              Thomas H. Ehrlich, 972-219-3330